Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

INTRAOP MEDICAL CORPORATION

ARTICLE I

The name of the corporation is: Intraop Medical Corporation.

ARTICLE II

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the Nevada Revised Statutes other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the Nevada Revised Statutes.

ARTICLE III

The name and complete business address in the State of Nevada of the corporation's initial agent for service of process are: CSC Services of Nevada, Inc., 502 East John Street, Carson City, Nevada 89706.

ARTICLE IV

The corporation is authorized to issue only one class of shares which shall be designated "Common Stock," $0.001 par value per share. The total number of shares which the corporation is authorized to issue is one hundred million (100,000,000).

ARTICLE V

(i) The liability of directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under Nevada law.

(ii) The corporation is authorized to provide indemnification of officers, directors, employees or agents, through bylaw provisions, agreements with officers, directors, employees or agents, vote of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by Section 78.7502 of the Nevada Revised Statutes, subject to the applicable limits set forth in Sections 78.7502 and 78.751 of the Nevada Revised Statutes with respect to actions for breach of duty to the corporation and its shareholders.

(iii) Any amendment, repeal or modification of any provision of this Article V shall not adversely affect any right or protection of an agent of this corporation existing at the time of such amendment, repeal or modification.

ARTICLE VI

The corporation shall have at least one (1) director. The first Board of Directors shall consist of the following five members:

Donald A. Goer, Ph.D.
3170 De La Cruz Blvd., Suite 108
Santa Clara, California 95054

John P. Matheu
3170 De La Cruz Blvd., Suite 108
Santa Clara, California 95054

Mary Louise Meurk
3170 De La Cruz Blvd., Suite 108
Santa Clara, California 95054

Theodore L. Phillips, M.D.
3170 De La Cruz Blvd., Suite 108
Santa Clara, California 95054

Michael Friebe
3170 De La Cruz Blvd., Suite 108
Santa Clara, California 95054

IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Incorporation on March 9, 2005.

/s/David Shamy
David Shamy, President

ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:
Intraop Medical Corporation
2. The articles have been amended as follows (provide article numbers, if available):
Article IV is hereby amended to read as follows:

“The corporation is authorized to issue only one class of shares which shall be designated “Common Stock,” $0.001 par value per share. The total number of shares which the corporation is authorized to issue is five hundred million (500,000,000).”

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the* articles of incorporation have voted in favor of the amendment is: 58,751,299

4. Effective date of filing (optional):

5. Officer Signature (Required):     /s/ John Powers

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

ROSS MILLER Secretary of State 204 North Carson Street, Ste 1 Carson City, Nevada 89701-4299 (775) 684 5708 Website: www.nvsos.gov

Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY • DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
 For Nevada Profit Corporations
 (Pursuant to NRS 78.385 and 78.390 — After Issuance of Stock)

1. Name of corporation:

Intraop Medical Corporation

2. The articles have been amended as follows: (provide article numbers, if available)

To (i) effect a reverse split of the issued and outstanding shares of the corporation’s common stock, whereby each fifty (50) shares of common stock is combined into one share of the corporation’s common stock, (ii) reduce the authorized number of shares of the corporation’s common stock from 500,000,000 to 100,000,000 and (iii) authorize a class of preferred stock, pursuant to which the corporation’s board of directors would have the authority to issue up to 20,000,000 shares of such preferred stock in one or more series. See Rider A attached hereto for the full text of the amendment.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 198,709,801 for, 18,520,833 against, 292,291 abstain

4. Effective date of filing: (optional)
                                                                                 (must not be later than 90  days after the certificate is filed)

5. Signature: (required)

/s/ J.K. Hullett
Signature of Officer

*
If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Profit-After Revised 7-1-08

Rider A to
 Certificate of Amendment to Articles of Incorporation
 of Intraop Medical Corporation

Article IV is hereby amended and restated in its entirety to read as follows:

“A. The corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the corporation is authorized to issue is one hundred twenty million (120,000,000) shares. One hundred million (100,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($0.001). Twenty million (20,000,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($0.001).

B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby expressly authorized to provide for the issue of all of any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the Nevada Revised Statutes. The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.

C. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the corporation for their vote;  provided, however,  that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to these Amended and Restated Articles of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to these Amended and Restated Articles of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

D. Upon the filing and effectiveness (the “Effective Time”) of this Amendment to Articles of Incorporation, each fifty (50) shares of Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically, and without any action on the part of the respective holders thereof, combined, reclassified and changed into one share of Common Stock of the corporation; provided, however, in lieu of any fractional interests in shares of Common Stock to which any stockholder would otherwise be entitled pursuant hereto (taking into account all shares of Common Stock owned by such stockholder), the corporation shall issue such additional fraction of a share as is necessary to increase the fractional share to a full share.”